UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2018

Exxon Mobil Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-2256	13-5409005
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5959 LAS COLINAS BOULEVARD, IRVING, TEXAS 75039-2298

          (Address of principal executive offices)                                            (Zip Code)

 Registrant’s telephone number, including area code:  (972) 940-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                        Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01	Regulation FD Disclosure

ExxonMobil wishes to notify investors that its upcoming earnings report will reflect a change in the form of presentation of certain line items.  Specifically, effective December 31, 2017, the Corporation revised its accounting policy election related to the reporting of sales, excise and value-added taxes assessed on our customers related to sales transactions (“sales-based taxes”) from gross reporting (included in both “Sales and other operating revenue” and “Sales-based taxes”) to the preferable method of net reporting (excluded from both “Sales and other operating revenue” and “Sales-based taxes”) in the Consolidated Statement of Income.  The revised election makes reported revenue more consistent with ExxonMobil’s role as an agent for the government collecting taxes assessed on customers and is more consistent with the reporting practices of other international major oil and gas companies as well as the largest U.S. companies.  This change in accounting principle was applied retrospectively and does not affect net income attributable to ExxonMobil.

Also effective December 31, 2017, the Corporation reclassified U.S. Federal excise tax from “Sales-based taxes” to “Other taxes and duties”.  These taxes are not considered to be assessed on our customers and will continue to be reported gross.  The amount reclassified was $3,110 million in 2016 and $3,044 million in 2015. This change in classification was applied retrospectively and does not affect net income attributable to ExxonMobil.

		2016			2015
	As Reported	Change	As Adjusted	As Reported	Change	As Adjusted
			(millions of dollars)

Sales and other operating revenue	218,608	(17,980)	200,628	259,488	(19,634)	239,854
Sales-based taxes	21,090	(21,090)	-	22,678	(22,678)	-
Other taxes and duties	25,910	3,110	29,020	27,265	3,044	30,309

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date: January 19, 2018	By:	/s/ DAVID S. ROSENTHAL
David S. Rosenthal
Vice President and Controller
(Principal Accounting Officer)